                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
--------------------------------------------------------------------------------

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    14a-6(e)(2))
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                (Name of Registrant as Specified In Its Charter)

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PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
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    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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

                            [Houghton Mifflin Logo]

                                                                  March 30, 1998

Dear Stockholder:

     I am delighted to invite you to attend the 1998 Annual Meeting of Stockholders of Houghton Mifflin Company on Wednesday, April 29, 1998, at 10:00 A.M. at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts.

     This booklet includes the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business that we will conduct at the meeting and provides information about the Company. After the formal business of the meeting, we will report to you on Houghton Mifflin's 1997 performance and outlook for the future.

     It is important that your shares be represented whether or not you are able to be there in person. I URGE YOU TO VOTE NOW BY COMPLETING, SIGNING, AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting and prefer to vote in person, you may do so even if you have returned your proxy card.

                                          Sincerely,

                                      /s/ Nader F. Darehshori
                                          Nader F. Darehshori
                                          Chairman, President, and
                                          Chief Executive Officer

                         1998 NOTICE OF ANNUAL MEETING

                                                           Boston, Massachusetts
                                                                  March 30, 1998

To the Stockholders of Houghton Mifflin Company:

     The Annual Meeting of Stockholders of Houghton Mifflin Company will be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 29, 1998, at 10:00 A.M. At the meeting, we will ask you to:

     1. Elect five directors, each for a three-year term;

     2. Approve the Company's 1998 Stock Compensation Plan;

     3. Ratify the selection of Ernst & Young LLP as independent auditors of the Company for 1998; and

     4. Consider any other matters that may properly come before the meeting and any adjournments.

                                          By Order of the Board of Directors,

                                          Paul D. Weaver, Clerk

     WHETHER OR NOT YOU ATTEND IN PERSON, PLEASE FILL IN AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY, OF COURSE, VOTE YOUR SHARES EVEN THOUGH YOU HAVE SENT IN YOUR PROXY CARD.

                               TABLE OF CONTENTS

GENERAL INFORMATION.........................................    1
VOTING......................................................    1
     Who Can Vote...........................................    1
     How to Vote............................................    1
     Quorum and Vote Necessary for Action...................    2
BOARD OF DIRECTORS..........................................    3
     Board Structure........................................    3
     Committees of the Board................................    3
     Directors' Compensation................................    5
PROPOSAL 1 -- ELECTION OF CLASS III DIRECTORS...............    6
     Nominees for Class III Directors -- Term Expires in
      2001..................................................    6
     Class II Directors Continuing in Office -- Term Expires
      in 2000...............................................    7
     Class I Directors Continuing in Office -- Term Expires
      in 1999...............................................    8
RELATED PARTY TRANSACTIONS WITH DIRECTORS...................   10
STOCK OWNERSHIP.............................................   10
     Directors and Officers.................................   10
     Principal Stockholders.................................   13
     Section 16(a) Beneficial Ownership Reporting
      Compliance............................................   13
COMPENSATION & NOMINATING COMMITTEE'S REPORT TO
  STOCKHOLDERS..............................................   13
     Introduction...........................................   13
     Determining How to Compensate Executives...............   13
     Salary.................................................   14
     Incentive Compensation.................................   14
     Company Stock..........................................   15
     IRS Limits on Tax Deductibility of Compensation........   15
STOCK PERFORMANCE GRAPH.....................................   16
EXECUTIVE COMPENSATION......................................   17
STOCK COMPENSATION PLAN.....................................   18
RETIREMENT PLAN.............................................   19
CHANGE-IN-CONTROL ARRANGEMENTS..............................   20
     Severance Agreements...................................   20
     Stock Compensation Plan and Supplemental Benefits
      Trust.................................................   21
PROPOSAL 2 -- ADOPTION OF THE 1998 STOCK COMPENSATION
  PLAN......................................................   21
     Purpose and Administration.............................   22
     Number of Shares Authorized............................   22
     Types of Grants........................................   22
     Payment of Exercise Price..............................   22
     Amendment..............................................   23
     Current Stock Information..............................   23
     New Plan Benefits Table................................   23
     Federal Income Tax Consequences--1998 Plan.............   23
     Stock Options..........................................   23
     Restricted Stock and Other Stock Awards................   24
     Approval of the 1998 Plan..............................   24
PROPOSAL 3 -- RATIFICATION OF INDEPENDENT AUDITORS..........   24
OTHER INFORMATION...........................................   24
     Stockholder Proposals..................................   24
     Expenses of Soliciting Proxies.........................   25
APPENDIX A--1998 STOCK COMPENSATION PLAN....................  A-1

                            HOUGHTON MIFFLIN COMPANY
                              222 Berkeley Street
                          Boston, Massachusetts 02116

                                PROXY STATEMENT

                                      FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 29, 1998

GENERAL INFORMATION

     The Board of Directors of Houghton Mifflin Company is soliciting proxies to be used at the 1998 Annual Meeting. On March 30, 1998, we will begin sending this Proxy Statement, the attached Notice of Annual Meeting, and the enclosed proxy card to all stockholders entitled to vote. We are also sending, along with this Proxy Statement, the Houghton Mifflin 1997 Annual Report, which includes our financial statements.

VOTING

     Who Can Vote

     Stockholders who owned Houghton Mifflin common stock at the close of business on March 4, 1998 are entitled to vote. On this record date, there were 30,304,854 shares of Houghton Mifflin common stock outstanding. Common stock is our only class of voting stock. Each share of Houghton Mifflin common stock that you own entitles you to one vote. The proxy card shows the number of shares that you own, including shares employees own through participation in the Company's 401(k) Savings Plan.

     How to Vote

     You can vote on matters that come before the meeting in two ways:

        - You can come to the Annual Meeting and vote there; or

        - You can vote by signing and returning the enclosed proxy card. If you do, the individuals named on the card as proxies will vote your shares following your directions.

     If you sign and return the proxy card but don't make specific choices, we will vote your shares "for" the election of all nominees for director, "for" approval of the 1998 Stock Compensation Plan, and "for" ratification of the selection of independent auditors for 1998. If any other matters are presented for action at the meeting, we will vote your shares according to our best judgment. At the time this Proxy Statement was printed, we knew of no matters to be voted on at the Annual Meeting other than those discussed in this Proxy Statement.

     If you received more than one proxy card, it means that your shares are registered differently and are in more than one account. You must sign and return all proxy cards to be sure that all your shares are voted. To provide better stockholder service and prevent mailing duplicate materials, we encourage you to have all accounts registered in the same name and address. You may do this by contacting our transfer agent, Boston EquiServe, at (800) 730-4001.

     You may revoke your proxy after you have signed and returned it at any time before the proxy is voted at the meeting. There are three ways to revoke your proxy:

        - You may send in another proxy card with a later date;

        - You may notify the Company's Clerk in writing before the Annual Meeting that you have revoked your proxy; or

        - You may vote in person at the Annual Meeting.

     Whether or not you plan to attend the meeting in person, please fill in and sign the enclosed proxy card and return it promptly. If you do attend the meeting, you may, of course, vote your shares even though you have sent in your proxy card. However, simply attending the meeting will not revoke your proxy if you do not vote at the meeting.

     Quorum and Vote Necessary for Action

     A quorum of stockholders is necessary to hold a valid meeting. A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum. If you have returned a properly signed proxy card, you will be considered present at the meeting and part of the quorum. Abstentions are counted as shares present at the meeting in determining whether a quorum exists, and have the effect of a "no" vote on matters other than director elections.

     Under the rules of the New York Stock Exchange, if your broker holds your shares in its name (or "street" name) the broker may vote on the election of directors and ratification of auditors even if it does not receive your instructions. Your broker may not vote for or against approval of the 1998 Stock Compensation Plan without your direction. Under Massachusetts law and the Company's By-laws, proxies submitted by brokers that do not indicate a vote for some or all of the proposals because they do not have discretionary voting authority and haven't received instructions on how to vote on those proposals (so-called "broker non-votes") are not considered present at the meeting and will not affect the outcome of votes taken at the meeting. However, because these shares do not count as "shares present," they reduce the number of affirmative votes needed for approval of a proposal. Broker non-votes will have the effect of a "no" vote on proposals that require approval by a majority of all outstanding shares.

     Directors are elected by a plurality vote of shares present at the meeting, meaning that the nominee with the most affirmative votes for a particular seat is elected for that slot. If you do not vote for a particular nominee, or if you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee. A broker non-vote will also have no effect on the outcome of an uncontested election of directors because only a plurality of votes actually cast is required to elect a director.

     Under Massachusetts law and the Company's By-laws the affirmative vote of a majority of the shares present at the meeting is required to approve the 1998 Stock Compensation Plan. In addition, the rules of the New York Stock Exchange require that a majority of the outstanding shares must actually vote on this proposal (with abstentions counting as shares voted, but broker non-votes not counting as shares voted), and "yes" votes must constitute a majority of the quorum. The affirmative vote of a majority of the shares present at the meeting is required to ratify the selection of the independent auditor. If you abstain from voting, it has the same effect as a vote against each of these proposals.

BOARD OF DIRECTORS

     Board Structure

     The Board of Directors oversees the Company's business and affairs and monitors the performance of management, but is not involved with day-to-day operations. The directors meet regularly with the Chairman, other key senior executives, and our independent auditors; read reports and other materials that we send them; and participate in Board and committee meetings.

     The Board currently consists of 12 members, divided into three classes with one class elected each year at the Annual Meeting for a term of three years. The terms of office for the Class III directors expire at this meeting. The Board voted to increase its size to 12 in January 1998 in preparation for the retirement of DeRoy C. Thomas, a Class I director, by electing Robert J. Tarr, Jr. as a Class III director. Under the Company's retirement policy, Mr. Thomas will be retiring from the Board at the Annual Meeting. The Board decided to add a director prior to Mr. Thomas's retirement to help ensure a smooth transition, and determined that the new director should join Class III both to permit the stockholders the opportunity to vote as soon as possible and to provide greater Board continuity.

     The Board has voted to fix the number of directors for 1998 at 11. At this Annual Meeting, five nominees in Class III are up for election. These nominees are Mary H. Lindsay, John F. Magee, Claudine B. Malone, Ralph Z. Sorenson, and Robert J. Tarr, Jr. Each of the nominees is now a member of the Board of Directors.

     The Board met 9 times during 1997. All directors attended at least 75% of the combined number of meetings of both the Board and of committees on which they served.

     Committees of the Board

     The Board of Directors has appointed five standing committees elected from its own members. Except for the Executive Committee, which Mr. Darehshori chairs, all committees are composed of independent, non-employee directors. Actions taken by any standing committee are reported to the Board, usually at its next meeting. Current membership of each committee is as follows:

                                           Compensation &                      Employment Practice &
            Audit                            Nominating                              Diversity
       Mr. Baute, Chair                   Mr. Thomas, Chair                    Mr. Longsworth, Chair
          Mr. Magee                         Mrs. Lindsay                           Mr. Freedman
          Ms. Malone                       Mr. Longsworth                          Mrs. Lindsay
         Mr. McDougal                        Mr. Putnam                            Mr. McDougal
         Dr. Sorenson                       Dr. Sorenson
                                              Mr. Tarr
                  Executive                                            Finance
            Mr. Darehshori, Chair                                 Ms. Malone, Chair
                  Mr. Baute                                          Mr. Freedman
                  Mr. Magee                                           Mr. Magee
                  Ms. Malone                                          Mr. Putnam
                  Mr. Putnam                                          Mr. Thomas
                                                                       Mr. Tarr

     Audit Committee                                          5 meetings in 1997

     - Reviews the integrity of the Company's financial statements;

     - Has direct contact with the Company's internal auditors and its independent public auditors, and meets separately with each on a regular basis;

     - Reviews the Company's information, reporting, and internal control systems with the goal of assuring that these systems are designed to provide timely and accurate information to senior management and to the Board and to foster compliance with applicable laws, regulations, and ethics policies;

     - Annually considers the qualifications of the independent public auditors for the Company and makes recommendations to the Board as to their selection, fee, and the scope of their audit and other services; and

     - Conducts any necessary investigations into any matters concerning the integrity of reported facts and figures, ethical conduct, and appropriate disclosure.

     Compensation & Nominating Committee                      3 meetings in 1997

     - Reviews and recommends compensation plans for the Company's senior management;

     - Considers and administers stock option grants, other stock award plans, and incentive compensation for senior management;

     - Evaluates performance of the Chief Executive Officer and makes compensation recommendations to the Board;

     - Evaluates the appropriateness of compensation policy for non-employee directors and makes recommendations to the Board;

     - Evaluates the Company's needs and the qualifications of candidates for director; submits to the Board names of persons it believes should be considered for election as directors of the Company; and

     - Considers timely recommendations for nominations to the Board submitted by stockholders.

     Employment Practice & Diversity Committee                2 meetings in 1997

     - Reviews and monitors the Company's policies and practices that promote the Company's goals that its employees and suppliers represent the diversity of America's population; that the Company maintain a workplace characterized by progressive employment practices and by mutual respect and courtesy; and that the Company's overall employment policies are as up-to-date and effective as possible.

     Executive Committee                                       1 meeting in 1997

     - Acts for the Board as necessary when the Board is not in session; and

     - Supervises and reviews the Company's policies and procedures relating to corporate governance and legal compliance.

     Finance Committee                                        3 meetings in 1997

     - Reviews and makes recommendations relating to offerings of debt and equity securities, major borrowing commitments, dividend policy, investor relations activities, risk management policy, and other significant financial matters.

     Directors' Compensation

     We compensate directors who are not employees of the Company as follows:

               Annual Retainer:               $10,000
               Attendance Fees:               $700 for each Board meeting
                                              $500 for each committee meeting
               Executive Committee Retainer:  $4,000 annually instead of meeting fees
               Committee Chair Retainer:      $2,500 annually
               Stock Compensation             1,000 shares annually
                                              Options for 2,000 shares annually

     Shares of Company stock and stock options are prorated for less than full-year service on the Board. Directors who are employees receive no compensation for attendance at Board or committee meetings.

     Under the Company's deferred compensation plan for non-employee directors, directors may defer all or a portion of their cash compensation until they retire from the Board. Interest is credited on deferred balances annually at the average 60-day Treasury-bill yield. No directors participated in the plan during 1997.

     We provide non-employee directors or their beneficiaries with a retirement benefit of one-and-one-half times the directors' annual cash retainer in effect at the time of retirement, for a period equal to the time of service as a director.

     As part of our support of charitable giving, we have established a planned gift program for directors funded by life insurance policies on directors. Upon the retirement of a director, we will donate $500,000, in 20 annual installments, to one or more qualifying charitable organizations recommended by the individual director. The program is funded by life insurance policies on the directors purchased by the Company, payable to the Company as beneficiary. Individual directors derive no financial benefit from this program.

PROPOSAL 1 -- ELECTION OF CLASS III DIRECTORS

     The shares represented by your proxy card will be voted "for" the election of the Class III nominees named below, unless you withhold authority to vote. If any of the nominees should become unavailable, your shares will be voted for another nominee proposed by the Board.

     Except as noted, each of the nominees and directors has held his or her principal position for at least five years.

NOMINEES FOR CLASS III DIRECTORS--TERM EXPIRES IN 2001

[PHOTO]
                  MARY H. LINDSAY          Age: 71          Director Since: 1975
Other Business Affiliations:  Member of the President's Council of the Museum of
                  the City of New York and ex officio member of the Board of Directors of Theatre Development Fund, Inc.
Committees:  Employment Practice & Diversity and Compensation & Nominating.

[PHOTO]
                  JOHN F. MAGEE           Age: 71           Director Since: 1976
Principal Occupation or Employment:   Mr. Magee is Chairman of Arthur D. Little,
                  Inc., a contract research and consulting firm.
Other Business Affiliations:  Director of John Hancock Mutual Life Insurance
                  Company; member of the Boards of Trustees of Woods Hole Oceanographic Institution, the New England Aquarium, Emerson Hospital, and Thompson Island Outward Bound Education Center
Committees:  Audit, Finance, and Executive.

[PHOTO]

                  CLAUDINE B. MALONE      Age: 61           Director Since: 1982
Principal Occupation or Employment:   Ms. Malone is President of Financial &
                  Management Consulting, Inc.
Other Business Affiliations:  Director of The Union Pacific Resources Corp., The
                  Limited, Inc., Lowe's Companies, Hasbro, Inc., Dell Computer Corporation, SAIC, Mallinckrodt Group Inc., Lafarge Corporation, and Hannaford Brothers, Inc.; trustee of the Massachusetts Institute of Technology; Chairman of the Federal Reserve Bank of Richmond.
Committees:  Finance (Chair), Audit, and Executive.

[PHOTO]
RALPH Z. SORENSON                  Age: 64                  Director Since: 1976
Principal Occupation or Employment:   Dr. Sorenson is Professor Emeritus at the
                  College of Business and Administration at the University of Colorado, Boulder, where he served as Dean from 1992 to 1993. From 1989 to 1992 he was an Adjunct Professor of Management at the Harvard University Graduate School of Business.
Other Business Affiliations:  Past Chairman and Chief Executive Officer of Barry
                  Wright Corporation and President Emeritus of Babson College, Wellesley, Massachusetts; director of Eaton Vance Corporation, Polaroid Corporation, Exabyte Corporation, and Whole Foods Market, Inc.; member and former chairman of the Board of Trustees of the Boston Museum of Science; overseer emeritus of The Boston Symphony Orchestra; and a member of the corporations of Massachusetts General Hospital and Babson College.
Committees:  Audit and Compensation & Nominating.

[PHOTO]
ROBERT J. TARR, JR.                 Age: 54                 Director Since: 1998
Principal Occupation or Employment:   Mr. Tarr was President, Chief Executive
                  Officer, and Chief Operating Officer of Harcourt General, Inc. and The Neiman Marcus Group from 1991 through January 1997.
Other Business Affiliations:  Director of John Hancock Mutual Life Insurance
                  Company.
Committees:  Compensation & Nominating and Finance.

CLASS II DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 2000

[PHOTO]
JAMES O. FREEDMAN                  Age: 62                  Director Since: 1991
Principal Occupation or Employment:   Mr. Freedman has been President of
                  Dartmouth College since 1987.
Other Business Affiliations:  Past President of the University of Iowa and past
                  Dean of the University of Pennsylvania Law School; member of the American Law Institute, the Jacob K. Javits Fellowship Board, the Board of Trustees of the Jewish Publication Society of America, and the Board of Directors of the Salzburg Seminar; life member of Clare Hall, Cambridge University; author of Crisis and Legitimacy: The Administrative Process and American Government, published by Cambridge University Press in 1978, and Idealism and Liberal Education, published by the University of Michigan Press in 1996; recipient of seven honorary degrees, of the William O. Douglas First Amendment Freedom Award from the Anti-Defamation League of B'nai B'rith in 1991, and of the Frederic W. Ness Book Award of the Association of American Colleges and Universities in 1997.
Committees:  Employment Practice & Diversity and Finance.

[PHOTO]
CHARLES R. LONGSWORTH                Age: 68                Director Since: 1985
Principal Occupation or Employment:   Mr. Longsworth is Chairman Emeritus of the
                  Colonial Williamsburg Foundation in Williamsburg, Virginia. Other Business Affiliations: Director of Public Radio International, Caliber
                  Systems, Inc., Saul Centers, Inc., Crestar Financial Corporation, the Center for Public Resources, and the Virginia Eastern Shore Corporation; Chairman of the Board of Trustees of Amherst College; President Emeritus of Hampshire College.
Committees:  Employment Practice & Diversity (Chair) and Compensation &
                  Nominating.

[PHOTO]
ALFRED L. MCDOUGAL                  Age: 67                 Director Since: 1994
Principal Occupation or Employment:   Mr. McDougal is President of ALM
                  Corporation, a business management services company. Mr. McDougal was Chairman and Chief Executive Officer of McDougal, Littell & Company until its acquisition by the Company in March 1994.
Other Business Affiliations:  Past Chairman of the Northern Illinois Business
                  Association and of the School Division of the Association of American Publishers, and a former director of the Association of American Publishers; governor of Yale University Press; director of Literacy Chicago, Hubbard Street Dance Company, and Opportunity International.
Committees:  Audit and Employment Practice & Diversity.

CLASS I DIRECTORS CONTINUING IN OFFICE--TERM EXPIRES IN 1999

[PHOTO]
JOSEPH A. BAUTE                   Age: 70                   Director Since: 1982
Principal Occupation or Employment:   Mr. Baute is a principal in Baute & Baute,
                  a consulting firm for family businesses. He retired in 1993 as Chairman and Chief Executive Officer of Markem Corporation, which provides systems, supplies, and services to mark customers' products.
Other Business Affiliations:  Director of Markem Corporation, Dead River Group,
                  State Street Bank and Trust Company, State Street Boston Corporation, Spectra, Inc., Cerion Technologies, INSO Corporation, and Metrika Corporation, and past Chairman of the Board of the Federal Reserve Bank of Boston.
Committees:  Audit (Chair) and Executive.

[PHOTO]
NADER F. DAREHSHORI                 Age: 61                 Director Since: 1989
Principal Occupation or Employment:   Mr. Darehshori has been Chairman of the
                  Board and Chief Executive Officer of the Company since 1990 and was named President in October 1991. Mr. Darehshori became Senior Vice President, College Division, in 1987; he was promoted to Executive Vice President and then to Vice Chairman in 1989.
Other Business Affiliations:  Director of Commercial Union Corporation,
                  Massachusetts Business Roundtable, State Street Bank and Trust Company, State Street Boston Corporation, and the Boston Public Library Foundation; trustee of Wellesley College, the WGBH Educational Foundation and The Boston Symphony Orchestra; member of the Dana-Farber National Advisory Council for the Women's Cancers Program.
Committees:  Executive (Chair).

[PHOTO]
GEORGE PUTNAM                    Age: 71                    Director Since: 1985
Principal Occupation or Employment:   Mr. Putnam is Chairman of Putnam
                  Investment Management Co. and Chairman and President of each of the Putnam Funds.
Other Business Affiliations:  Director of Freeport-McMoRan Copper and Gold, Inc.
                  and Marsh & McLennan Companies, Inc.; trustee of the Museum of Fine Arts, Boston, the Massachusetts General Hospital, McLean Hospital, Vincent Memorial Hospital, and the Trustees of Reservations; life trustee of the New England Aquarium; overseer of Northeastern University and the Boston Museum of Science; member of Council of Advisors, College of the Atlantic; Chairman of the WGBH Educational Foundation; fellow of the American Academy of Arts and Sciences; past Governor and past Chairman of The Investment Company Institute; past Public Governor of The National Association of Securities Dealers, Inc.
Committees:  Compensation & Nominating, Finance, and Executive.

[PHOTO]
DEROY C. THOMAS                   Age: 72                   Director Since: 1990
Principal Occupation or Employment:   Mr. Thomas retired from The Hartford
                  Insurance Group as Chairman and Chief Executive Officer in 1988, having served in various capacities since 1964. He was elected Vice Chairman of ITT Corporation in 1985, and President and Chief Operating Officer in 1988. He served in that capacity until his retirement in 1991.
Other Business Affiliations:  Director of The Hartford Insurance Group, Hartford
                  Life Inc., Rayioner Timberlands, Inc., and MedSpan, Inc.; chairman of the Goodspeed Opera; corporator of St. Francis Hospital, The Institute of Living, and the VNA Group; former trustee of Fordham University.
Committees:  Compensation & Nominating (Chair) and Finance.
                  Mr. Thomas will retire as a director after the Annual Meeting.

RELATED PARTY TRANSACTIONS WITH DIRECTORS

     Mr. Darehshori and Mr. Baute are directors of State Street Boston Corporation and its principal subsidiary, State Street Bank and Trust Company. State Street Bank and Trust Company has a $30 million participation in a $300 million five-year revolving credit facility maturing October 31, 2000, extended to the Company by a group of banks, at standard commercial terms. State Street Bank and Trust Company is also the Trustee of the Company's Retirement Trust and Benefits Trust, and is Trustee under the Company's Indenture relating to the issuance of debt securities. William Mercer Inc., a subsidiary of Marsh & McLennan Companies, Inc., of which Mr. Putnam is a director, provided consulting services to the Company during 1997 at standard commercial terms. INSO Corporation ("INSO"), of which Mr. Baute is a director, was formed to succeed to the business of the Company's Software Division; the Company holds approximately 27% of INSO's common stock, and has licensed rights to certain reference publications to INSO, at rates that we believe are commercially reasonable.

STOCK OWNERSHIP

     Directors and Officers

     The following table shows how much Company stock each director, nominee, executive named in the Summary Compensation Table, and all directors and executive officers as a group owned as of January 31, 1998. The term "beneficial ownership" includes shares held both directly and indirectly (such as through a trust), shares which a director or officer may vote or transfer (even if these powers are shared), options which are exercisable currently or within 60 days, and, under some circumstances, shares held by family members. We expect directors and executive officers to establish and maintain a meaningful stock ownership position in the Company that reflects the common interest they share with stockholders in the Company's performance.

                                                                  AMOUNT AND
                                                                  NATURE OF         PERCENT
                  NAME OF BENEFICIAL OWNER                    OWNERSHIP(1)(2)(3)   OF CLASS
                  ------------------------                    ------------------   --------
Joseph A. Baute.............................................         18,346             *
Albert Bursma, Jr. .........................................         52,854             *
Nader F. Darehshori.........................................        309,627(4)       1.02%
Gail Deegan.................................................         73,695             *
James O. Freedman...........................................         10,302             *
Mary H. Lindsay.............................................         13,368             *
Charles R. Longsworth.......................................         15,142(5)          *
John F. Magee...............................................         20,002             *
Claudine B. Malone..........................................         14,123(6)          *
Alfred L. McDougal..........................................          8,834(7)          *
Julie A. McGee..............................................         82,876             *
George Putnam...............................................         14,438             *
June Smith..................................................         65,802             *
Ralph Z. Sorenson...........................................         17,202             *
Robert J. Tarr, Jr..........................................          2,500             *
DeRoy C. Thomas.............................................         14,702             *
                                                                                        *
All directors and executive officers as a group (26
  persons)..................................................      1,259,355          4.11%

---------------

  * Less than one percent

(1) Except as described in this note, the holder has sole voting and investment power over the shares listed. The following list shows the officers holding restricted shares; the holder has only sole voting power over the listed shares, but does not have investment power.

                          NAME                            NUMBER OF SHARES
                          ----                            ----------------
Mr. Darehshori..........................................       81,398
Ms. Deegan..............................................       30,920
Ms. McGee...............................................       23,824
Ms. Smith...............................................       21,977
Mr. Bursma..............................................       20,000

     Three members of the group composed of all directors and executive officers share with others voting and investment power over 17,406 of the shares listed, and the holder has sole voting power only over 332,922 of the shares listed.

(2) Includes shares that may be acquired upon exercise of stock options that were exercisable on January 31, 1998, or that will become exercisable within 60 days after January 31, 1998. The following list shows the number of shares.

                          NAME                            NUMBER OF SHARES
                          ----                            ----------------
Mr. Baute...............................................        2,002
Mr. Bursma..............................................       30,000
Mr. Darehshori..........................................      100,000
Ms. Deegan..............................................       30,000
Mr. Freedman............................................        2,002
Ms. Lindsay.............................................        2,002
Mr. Longsworth..........................................        2,002
Mr. Magee...............................................        2,002
Ms. Malone..............................................        2,002
Mr. McDougal............................................        2,002
Ms. McGee...............................................       41,600
Mr. Putnam..............................................        2,002
Ms. Smith...............................................       37,600
Mr. Sorenson............................................        2,002
Mr. Thomas..............................................        2,002
All directors and executive officers as a group (26
  persons)..............................................      455,620

     In calculating the "percent of class," the shares subject to these options have been treated as if they were issued and outstanding.

(3) Includes shares held as a participant in the 401(k) Savings Plan as of December 31, 1997, the most recent date for which such information is available.

(4) Includes 622 shares owned by Mr. Darehshori's wife and 311 shares held by Mr. Darehshori's wife as custodian for a minor child.

(5) Mr. Longsworth has reported and disclaimed beneficial ownership of 1,200 shares owned by his wife.

(6) All shares are owned by a corporation of which Ms. Malone is sole stockholder.

(7) Includes 2,832 shares owned by a trust of which Mr. McDougal is trustee.

     We created the Executive and Non-Employee Director Stock Purchase Plans in August 1994 to encourage our directors and executive officers to increase their ownership of the Company's common stock. Under these plans, nine directors and twelve executive officers purchased a total of 116,122 shares. The plans provide generally that shares may not be sold for one year from date of purchase. The Executive Stock Purchase Plan provides that if any shares purchased under the plan are sold after the first anniversary of purchase but before the third anniversary, the employee-participant is responsible for 100% of any loss, and the Company is entitled to 50% of any gain; for shares sold after the third anniversary but before the fifth anniversary, the Company will bear 50% of any loss and the employee-participant will receive 100% of any gain. In the event of an employee-participant's death or disability, or a change in control, as defined in the plan, the employee-participant will not be responsible for any loss on the sale of such shares, and will receive 100% of any gain. In the case of involuntary termination of employment, the employee-participant is entitled to 100% of any gain, and the Company can decide what portion, if any, we will bear of a loss, while in the case of voluntary termination of employment, the employee-participant is responsible for 100% of any loss and the Company is entitled to 50% of any gain. The Non-Employee Director Stock Purchase Plan provides that upon sale of shares purchased under the plan before the third anniversary of purchase, the Company is entitled to 50% of any gain; the director-participant may keep 100% of any gain on shares sold after such anniversary or in the event of a change in control, as defined in the plan. The Company will bear 100% of any loss in the event of sale of these shares after the death or disability of a director-participant but before the fifth anniversary of purchase.

     In connection with these plans, we entered into loan agreements with some participants. All loans, which must be repaid on sale of the shares, bear interest at the rate of 8% annually. Loans to employee-participants are secured by the shares. The following list shows the highest amount outstanding under any of these loans that exceeds $60,000 since January 1, 1997, which is the same as the amount currently outstanding. Directors: Mr. Baute, $101,881; Mr. Longsworth, $101,881; Dr. Sorenson, $101,881. Director and executive officer:
Mr. Darehshori, $1,359,402. Executive officers: Ms. Doherty, $313,692; Ms. Hacking, $317,309; Mr. Logue, 223,476; Ms. McGee, $322,658; Mr. Oswald,
$466,107; Mr. Smith, $237,842; Mr. Weaver, $253,379.

     Principal Stockholders

     The following table shows, as of December 31, 1997, all persons we know to be beneficial owners of more than 5% of the Company's common stock. This information is based on Schedule 13G reports filed with the Securities and Exchange Commission ("SEC") by each of the firms listed in the table. These reports have additional information about the beneficial ownership by these firms; you may obtain copies from the SEC.

         NAME AND ADDRESS OF                                             AMOUNT AND NATURE OF
          BENEFICIAL OWNER             PERCENT OF CLASS                  BENEFICIAL OWNERSHIP
         -------------------           ----------------                  --------------------
Franklin Resources, Inc.                    12.0%             3,633,200 shares -- sole voting power and
777 Mariners Island Blvd.                                     dispositive power
San Mateo, CA 94404

Morgan Stanley, Dean Witter,                 8.33%            2,375,911 shares -- shared voting power
Discover & Co.                                                2,512,611 shares -- shared dispositive
1585 Broadway                                                 power
New York, N.Y. 10036

State Street Bank and Trust                  5.0%             1,504,671 shares -- sole voting power
Company, Trustee                                              400 shares -- shared voting power
225 Franklin Street                                           165,701 shares -- sole dispositive power
Boston, MA 02110                                              1,341,970 shares -- shared dispositive
                                                              power

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and greater-than-10% stockholders to file reports of their beneficial ownership of the Company's common stock, and to provide us with copies of all reports they file. The rules of the SEC require us to disclose in this Proxy Statement any late filings of these reports. Based on our review of these reports and certifications given to us, we believe that there were no late filings in 1997.

COMPENSATION & NOMINATING COMMITTEE'S REPORT TO STOCKHOLDERS

     Introduction

     The Compensation & Nominating Committee of the Board of Directors administers compensation plans for Mr. Darehshori and the other executive officers. The members of the Committee are all independent, non-employee directors. The Committee believes that

        - in order to attract, motivate, retain, and reward highly qualified executives, it is necessary to offer financial opportunities comparable to those provided by the Company's competitors and industry in general;

        - executives should own stock in the Company so that they can better identify with stockholders' interests; and

        - the financial and operating performance of the Company is important in determining the amount of cash and stock compensation that executives receive.

     Determining How to Compensate Executives

     Compensation for executives includes salary, annual bonus, and stock. In determining how much of each element to provide executives, the Committee considers information on how the

Company's competitors and comparable companies in general industry compensate executives with comparable positions. An independent compensation consultant provides the Committee with information about other companies' pay practices. The surveyed companies include six of the seven included in the Publishing Peer Group, a comparator group for purposes of the Stock Performance Graph on page 16.

     Salary

     Each year the Committee reviews the salaries of Mr. Darehshori and the other executive officers. The Committee considers Mr. Darehshori's recommendations about each executive's performance, the Company's financial and operating performance, and the financial and operating performance of the unit for which the executive is responsible. Salary adjustments are usually effective April 1.

     The Committee considers comparable factors when reviewing Mr. Darehshori's salary. In determining Mr. Darehshori's 1997 salary, the Committee considered the Company's operating and financial performance for 1996. Key factors were:

        - the Company achieved its 1996 budgeted earnings;

        - the Company successfully integrated the employees, authors, and publications of D.C. Heath & Company, which the Company purchased in 1995;

        - new education programs were published to position the Company to capitalize on 1997 adoption opportunities;

        - a new management team in the Trade & Reference Division developed a plan to improve the division's financial performance;

        - the Company continued to support the strategic start-up businesses of Great Source and Houghton Mifflin Interactive and maintain significant product development essential to the Company's long-term growth;

        - the marketing and sales efforts of the School Division's 1996 reading and McDougal Littell's 1997 literature programs were very successful and contributed significantly to 1996 financial results; and

        - the Company sold the College Division's computer science list, a non-strategic asset.

     After considering these factors, the Committee increased Mr. Darehshori's salary from $525,000 to $560,000.

     Incentive Compensation

     Each year the Committee approves an annual bonus plan early in the year. The 1997 plan was similar to the plans which have been in effect for several years. If the Company met its budgeted financial objectives in the areas designated in the plan, executives would earn 30% (40% for Mr. Darehshori) of their salary. Executives could earn up to an additional 10% of their salary if they met the operating objectives set early in the year. The maximum payment under the plan was 100% of salary. Up to 40% (50% for Mr. Darehshori) is payable in cash. Amounts earned in excess of 40% of salary (50% for Mr. Darehshori) are paid in restricted Company stock, which cannot be sold or transferred for three years, and may be forfeited if the employee leaves the Company within the three-year period. Mr. Darehshori's 1997 bonus was $280,000 and 2,570 shares of restricted stock.

     Company Stock

     The Committee believes that it is important for Company stock to be a significant element in executive compensation so that the Company's executives have a common interest with stockholders in the long-term success of the Company. The Committee also believes that the best ways to provide executives with stock ownership opportunities are stock options, restricted stock, and performance shares, which depend on achievement of specified financial goals. Early in 1997, after reviewing the results of a study by its independent consultant of the Company's executive stock ownership practices, the Committee awarded shares of performance restricted stock, which cannot be transferred or sold, to the officers named in the Summary Compensation Table and nine other executive officers. Depending on the extent the Company achieves specified financial objectives, some or all of these shares may become transferable at the end of 1998. Any shares which do not become transferable at that time will become transferable at the end of 2001, as long as the executive is still employed by the Company.

     IRS Limits on Tax Deductibility of Compensation

     Under Section 162(m) of the Internal Revenue Code, the Company may not deduct certain forms of compensation in excess of $1 million paid to an executive officer listed in the Summary Compensation Table. This provision did not affect the Company in 1997.

     This report is submitted by the Company's Compensation & Nominating Committee, the members of which are Mr. Thomas (Chairman), Mrs. Lindsay, Mr. Longsworth, Mr. Putnam, and Dr. Sorenson.

STOCK PERFORMANCE GRAPH

     SEC rules require proxy statements to contain a performance graph comparing, over a five-year period, the performance of the Company's common stock with a broad market index and either a published industry or line-of-business index or a group of peer companies. We have compared the Company's performance with the Standard & Poor's MidCap 400 Index and a peer group composed of the publicly traded common stocks of seven companies with significant publishing activities. The companies in the peer group are Golden Books Family Entertainment, Inc. (successor to Western Publishing Group, Inc.); Harcourt General Inc.; McGraw-Hill, Inc.; Scholastic Corporation; Thomas Nelson, Inc.; Waverly, Inc.; and John Wiley & Sons, Inc. The returns of each stock in the peer group have been weighted to reflect relative stock market capitalization. The graph below shows the five years from December 31, 1992, to December 31, 1997, and assumes an initial investment of $100 and quarterly reinvestment of dividends. The price of the Company's common stock was $19.9375 on December 31, 1992, and $38.375 on December 31, 1997. The information in the graph reflects the Company's two-for-one stock split effective in July 1997.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   HOUGHTON MIFFLIN COMPANY, S&P MIDCAP 400 INDEX, AND PUBLISHING PEER GROUP

                                [GRAPH OMITTED]


        MEASUREMENT PERIOD          HOUGHTON MIFFLIN     S & P MIDCAP      PUBLISHING PEER
      (FISCAL YEAR COVERED)              COMPANY           400 INDEX            GROUP
1992                                           100.00             100.00             100.00
1993                                           124.35             113.95             113.48
1994                                           118.25             109.87             114.58
1995                                           114.38             143.86             148.16
1996                                           153.67             171.49             158.76
1997                                           211.51             226.80             215.50

Total return data provided by S&P's Compustat Services, Inc.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation we paid the Chairman, President, and Chief Executive Officer and the four other most highly compensated executive officers during the last three years. Ms. Deegan did not become an executive officer until February 1996, and Mr. Bursma did not become an executive officer until November 1995.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                 LONG-TERM COMPENSATION
                                     ----------------------------------   ----------------------------------
                                                                                  AWARDS            PAYOUTS
                                                                          -----------------------   --------
                                                              OTHER       RESTRICTED   SECURITIES
                                                              ANNUAL        STOCK      UNDERLYING     LTIP      ALL OTHER
          NAME AND                    SALARY     BONUS     COMPENSATION    AWARD(S)     OPTIONS     PAYOUTS    COMPENSATION
     PRINCIPAL POSITION       YEAR     ($)        ($)          ($)          ($)(1)        (#)        ($)(2)       ($)(3)
     ------------------       ----    ------     -----     ------------   ----------   ----------   -------    ------------
Nader F. Darehshori.........  1997   $551,250   $280,000     $     0      $1,454,977          0     $300,645     $184,383
Chairman, President,          1996    518,750    202,125           0         599,983          0            0      193,385
and Chief Executive Officer   1995    488,750    150,000           0               0     40,000            0      202,032

Gail Deegan.................  1997    297,500    120,000           0         578,893          0       93,952       49,579
Executive Vice President      1996    246,111     70,038           0         216,250     30,000            0       41,343
and Chief Financial Officer

Julie A. McGee..............  1997    254,500    104,400           0         572,753          0      150,323       39,841
Executive Vice President      1996    230,000     94,030           0          85,745          0            0       38,567
                              1995    210,000     25,050           0               0     24,000            0       47,927
June Smith..................  1997    254,500    104,400           0         584,085          0      150,323       37,427
Executive Vice President      1996    228,750     93,998           0          24,090          0            0       32,651
                              1995    207,500     51,000           0               0     24,000            0       36,850
Albert Bursma, Jr...........  1997    269,750     67,568           0         552,500          0      112,742       91,880
Executive Vice President      1996    260,000     46,150           0               0          0            0       79,959
                              1995     42,875          0           0               0     30,000            0            0

---------------

(1) The restricted shares awarded for 1996 (other than those awarded to Mr. Darehshori and Ms. Deegan) were awarded on January 28, 1997 as part of the 1996 bonus. The restricted shares awarded for 1997 include both shares awarded on January 27, 1998 as part of the 1997 bonus, and grants under the 1997-1998 Performance Restricted Share Plan. Restricted shares awarded as part of the 1996 or 1997 bonus will vest (that is, all restrictions will end) three years from the date of award provided the recipient remains employed by the Company. Restricted shares awarded in 1997 under the Performance Restricted Share Plan may vest at the end of 1998, depending on whether the Company achieves specified levels of financial performance. If the specified levels of financial performance are not achieved at that date, the shares will vest at the end of 2001, if the recipient is still employed by the Company. Dividends are paid on all restricted shares at the same rate paid to all shareholders. The value shown is the fair market value at date of grant. The following list shows the total number of shares of restricted stock held by or to be awarded to the officers listed in the table as of December 31, 1997, as well as the market value of these shares, determined by the closing price of the Company's common stock on the New York Stock Exchange on December 31, 1997: Mr. Darehshori: 84,504 shares, with a year-end market value of $3,242,841; Ms. Deegan: 30,920 shares, with a year-end market value of $1,186,555; Ms. McGee: 25,150 shares, with a year-end market value of $965,131; Ms. Smith: 21,977 shares, with a year-end market value of $843,367; Mr. Bursma: 20,000 shares, with a year-end market value of $767,500.

(2) The award was paid half in cash and half in shares of the Company's stock.

(3) These amounts are the Company's matching contributions under the 401(k) Savings Plan, contributions under the defined contribution component of the Supplemental Benefits Plan, and premiums paid for split-dollar life insurance policies. Under the Supplemental Benefits Plan, we provide benefits substantially equal to benefits that could not be provided under the 401(k) Savings Plan because of limitations under the Internal Revenue Code. The split-dollar life insurance premiums have two components, for the term and non-term portions of the insurance. The ownership of these policies is structured so that the Company will be reimbursed for the cumulative total of all premiums paid on the earlier of the death or retirement of the executive. The result is that over the life of the program there is minimal cost to the Company. We retain the right to borrow against our investment in the policies at any time. The table below shows the amounts we paid for each of these categories during 1997 for the officers listed in the table.

                                                        CONTRIBUTIONS
                                                             TO             TERM         NON-TERM
                                        CONTRIBUTIONS   SUPPLEMENTAL     PORTION -      PORTION -
                                          TO 401(k)       BENEFITS      SPLIT-DOLLAR   SPLIT-DOLLAR
                 NAME                   SAVINGS PLAN        PLAN         INSURANCE      INSURANCE
                 ----                   -------------   -------------   ------------   ------------
Mr. Darehshori........................     $7,125          $2,375         $14,974        $159,909
Ms. Deegan............................      1,798           7,702           5,313          34,766
Ms. McGee.............................      6,875           2,625           5,093          25,248
Ms. Smith.............................      7,125           2,375           5,013          22,914
Mr. Bursma............................      6,340           3,149           7,195          75,196

STOCK COMPENSATION PLAN

     We believe that our officers and employees should have the same interest in the Company's success as its stockholders. We encourage officers and employees to become stockholders by a variety of grants under the 1995 Stock Compensation Plan. These grants include options to buy the Company's stock, restricted or bonus stock, and performance awards, where the amount of cash and/or stock received depends on achieving specified performance goals.

     No options were granted in 1997 to the officers named in the Summary Compensation Table. The following table shows option exercises during 1997 by those officers. It also shows the number of options they still hold, both those currently exercisable and those that will be exercisable in the future, along with the value of these options at year-end. Because these options have not been exercised, the values shown have not been realized. The options will have value only if they are exercised, and that value will depend entirely on the share price on the exercise date.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF
                                                          SECURITIES          VALUE OF
                                                          UNDERLYING         UNEXERCISED
                                                          UNEXERCISED       IN-THE-MONEY
                                                          OPTIONS AT         OPTIONS AT
                                SHARES                     FY-END(#)          FY-END($)
                               ACQUIRED       VALUE      -------------    -----------------
                              ON EXERCISE    REALIZED    EXERCISABLE/       EXERCISABLE/
            NAME                  (#)         ($)(1)     UNEXERCISABLE    UNEXERCISABLE(1)
            ----              -----------    --------    -------------    ----------------
Nader F. Darehshori.........        0        $     0         100,000/0        $1,621,250/$0
Gail Deegan.................        0              0     20,000/10,000    $335,000/$167,500
Julie A. McGee..............        0              0     40,000/16,000    $636,000/$261,000
June Smith..................      800         14,100     37,600/14,400    $606,650/$237,600
Albert Bursma, Jr...........        0              0          30,000/0          $526,875/$0

---------------

(1) Market value of underlying securities at exercise or year-end, minus the exercise or base price.

RETIREMENT PLAN

     As of January 1, 1997, the Company's Pension Plan was renamed the Retirement Plan. On that date, the benefit formula was changed from a final average pay formula to a cash balance formula. Under the Retirement Plan, an account is established for each employee. Every year, we credit each employee's account with an amount that varies depending on the length of service and earnings, and with interest on the accumulated balance. For calculating our contribution to the Retirement Plan, compensation consists primarily of salary, wages, commissions, and annual incentive compensation. When an employee leaves the Company, he or she has the option to

        - convert this account to an annuity benefit,

        - leave the account in the Retirement Plan where it will continue to earn interest, or

        - take the account balance as a lump sum payment.

     An employee who leaves with less than five years of service receives no benefit under the Retirement Plan.

     The Internal Revenue Code limits the annual benefits which can be paid from a tax-qualified retirement plan. As permitted by the Internal Revenue Code, the Supplemental Benefits Plan pays benefits above the permitted limits. We calculate these supplemental benefits for the officers named in the Summary Compensation Table and nine other executive officers using the formula from the Pension Plan. This formula uses a multiple of the employee's years of service and average annual earnings for the five highest consecutive years of service in the last fifteen years before retirement, less a portion of estimated annual Social Security benefits. The following table shows the range of the estimated annual retirement benefits under the Retirement Plan and the Supplemental Benefits Plan at the normal retirement age of 65 (calculated as of January 1, 1998) to those officers. The benefits shown on the table reflect a single life annuity benefit, after offsetting the officer's primary Social Security benefit.

                               PENSION PLAN TABLE

                                  ESTIMATED ANNUAL BENEFIT FUNDED BY THE COMPANY
    AVERAGE ANNUAL                     FOR YEARS OF PARTICIPATION INDICATED
     COMPENSATION               (SINGLE LIFE ANNUITY AFTER SOCIAL SECURITY OFFSET)
   FOR FIVE HIGHEST       ---------------------------------------------------------------
   CONSECUTIVE YEARS      15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS   40 YEARS
   -----------------      --------   --------   --------   --------   --------   --------
250,000$........          $ 58,500   $77,900    $ 97,600   $116,900   $123,200   $129,400
300,000........             71,000    94,500     118,400    141,900    149,400    156,900
400,000........             96,000   127,800     160,100    191,900    201,900    211,900
450,000........            108,500   144,500     181,000    216,900    228,200    239,400
500,000........            121,000   161,100     201,800    241,900    254,400    266,900
550,000........            133,500   177,800     222,700    266,900    280,500    294,400
600,000........            146,000   194,400     243,500    291,900    306,900    321,900
650,000........            158,500   211,100     264,400    316,900    333,200    349,400
700,000........            171,000   227,700     285,200    341,900    359,400    376,900
750,000........            183,500   244,400     306,100    366,900    385,700    404,400
800,000........            196,000   261,000     326,900    391,900    411,900    431,900
850,000........            208,500   277,700     347,800    416,900    438,200    459,400

     As of December 31, 1997, the years of credited service and the compensation that will be taken into account for pension calculations for 1997 for the officers named in the Summary Compensation Table are: Mr. Darehshori, 32 years and $753,375; Ms. Deegan, 12 years and $367,538; Ms. McGee, 4 years and $348,530; Ms. Smith, 6 years and $348,498; and Mr. Bursma, 26 years and $315,900. Differences between the amount of compensation shown above and that shown in the Summary Compensation Table on page 17 reflect differences in accounting for incentive compensation payments, which are included in the year paid when calculating pension benefits.

CHANGE-IN-CONTROL ARRANGEMENTS

     Severance Agreements

     Fourteen executive officers, including those named in the Summary Compensation Table, have severance agreements with the Company. The senior executives' severance agreements expire on December 31, 1998, and are automatically extended on an annual basis for an additional twelve-month period unless we give the executive at least eighteen months' notice that the agreement will not be extended. We also have severance agreements with some of our key managers. No executive officers are currently parties to a key managers' severance agreement.

     Severance benefits under both types of agreements are payable if, within two years after a "change in control" of the Company, either the employee terminates his or her employment for "good reason," as defined in the agreement, or the Company terminates the employee's employment other than for reasons specifically permitted by the agreement. Under the terms of the agreement between Mr. Darehshori and the Company, severance benefits are payable under the same conditions as for the senior executives, or if Mr. Darehshori leaves voluntarily within the six-month period beginning three months after a change in control.

     A change in control will generally be deemed to have occurred on (a) a third party's acquisition of 25% or more of the Company's stock; (b) a change, over a two-year period, in the majority of the members of the Company's Board of Directors; (c) a merger, consolidation, or liquidation of the Company; or (d) the sale of all or substantially all of the Company's assets.

     In general, the severance agreements entitle the employee to:

        - a lump sum payment of either three times (for senior executives) or two times (for key managers) the annual salary and the greater of either any incentive compensation paid in the preceding year or the average incentive compensation paid in the past three years;

        - all incentive compensation earned but previously deferred and not yet distributed;

        - the aggregate present value of benefits under the Company's Supplemental Benefits Plan; and

        - the present value of additional retirement benefits which would have been earned by the employee under existing retirement plans had he or she remained in the Company's employ for either an additional thirty-six months (for senior executives) or twenty-four months (for key managers).

     In addition, we will maintain medical, life insurance, and disability coverage benefits for the employee for a period of either thirty-six months (for senior executives) or twenty-four months (for key managers) following termination of employment. We will also reimburse senior executives and key managers for legal fees incurred in enforcing the terms of the agreements and certain tax liabilities resulting from payments under the agreements. Severance payments made under the key managers' severance agreements may not exceed the amount that we are permitted to deduct for federal income tax purposes.

     Stock Compensation Plan and Supplemental Benefits Trust

     In general, on a change in control, all options become immediately exercisable, all restricted shares become immediately vested, and all performance-based awards are paid out, pro rata depending on how much of the performance period has been completed as of the date of the change in control.

     We have established a Supplemental Benefit Trust in connection with the Supplemental Benefits Plan, non-employee directors' retirement benefits, and deferred compensation agreements with employees and directors, to preserve those benefits in the event of a change in control. The Board may decide to have other employee plans covered by the Supplemental Benefit Trust as well. On any "potential change in control," which is defined in the Supplemental Benefit Trust as a third party acquiring 15% or more of the Company's stock, we will contribute additional cash and property to the Supplemental Benefit Trust enough to pay, in accordance with the terms of the covered plans, the authorized benefits. However, the assets in the Supplemental Benefit Trust will become available to the Company's creditors if the Company becomes insolvent or bankrupt. If the funds in the Supplemental Benefit Trust are insufficient to pay amounts due under the covered plans, we remain obligated to pay any deficiency.

PROPOSAL 2 -- ADOPTION OF THE HOUGHTON MIFFLIN COMPANY 1998 STOCK COMPENSATION PLAN

     We believe that it is important to encourage employees whose efforts are important to the continued success and growth of the Company to own Company stock. To help employees become stockholders, we have granted options to employees to purchase common stock through stock compensation plans. The most recent such plan is the Houghton Mifflin 1995 Stock Compensation Plan (the "1995 Plan").

     At its February 25, 1998 meeting, the Board of Directors adopted the Houghton Mifflin Company 1998 Stock Compensation Plan (the "1998 Plan"). We are now asking for your approval of the 1998 Plan so that it can become effective.

     The 1998 Plan, when effective, will replace the 1995 Plan. After the effective date of the 1998 Plan, we will not make any further grants under the 1995 Plan, but all existing grants will remain in effect until they expire. As of January 31, 1998, options and grants for approximately 1,442,474 shares are outstanding under the 1995 Plan, and options and grants for approximately 544,500 shares are outstanding under the 1992 Stock Compensation Plan. The 1998 Plan is similar to the 1995 Plan in that it provides the Board of Directors with great flexibility in determining the terms of the options or grants to employees to better meet changing circumstances.

     We have summarized the key provisions of the 1998 Plan below, but you should review the full text of the 1998 Plan in Appendix A.

     Purpose and Administration

     In general terms, the 1998 Plan permits us to grant options, restricted or bonus stock, or other performance awards to employees of the Company and its subsidiaries whose services, in the judgment of the Compensation & Nominating Committee of the Board of Directors (the "Committee"), are important to the Company's continued success and growth. The Committee, which administers the 1998 Plan, determines the terms and conditions of grants to individual employees, including the exercise price of options, the ability to transfer the grant, and the number of shares of stock subject to each grant. Approximately 400 employees are now eligible to receive employee grants under the 1998 Plan.

     Number of Shares Authorized

     A total of 1,800,000 shares of common stock are authorized for issuance under the 1998 Plan, plus any shares authorized but unused under the prior plans. We may adjust this total if there are changes in the Company's capitalization, a merger, or a similar transaction.

     Types of Grants

     The Committee may make grants to employees under the 1998 Plan in the form of incentive or non-qualified stock options; restricted stock, performance shares, or performance units, which may be subject to forfeiture if specified requirements (such as continued employment or performance goals) are not met; stock which is part of an employee's incentive compensation; or stock awards or bonuses. The maximum number of shares that may be awarded to one individual under the 1998 Plan is 500,000 shares. The 1998 Plan allows the Committee to make cash payments to compensate employees for tax liability resulting from awards other than stock options.

     The 1998 Plan also provides for an annual grant of 1,000 shares of stock and an option to purchase 2,000 shares as compensation to each non-employee member of the Board of Directors for each full calendar year of service. A grant to a non-employee director for a partial year of service will be prorated. Currently, 11 non-employee directors are eligible to receive these formula grants under the 1998 Plan; following Mr. Thomas's retirement, 10 non-employee directors will be eligible.

     Payment of Exercise Price

     The exercise price of a stock option may be paid in cash or previously owned stock, or both. The exercise price may also be paid through a "cashless exercise" procedure, which allows employees to sell immediately enough of the shares to cover the exercise price and to pay withholding taxes.

     Amendment

     We may amend or terminate the 1998 Plan at any time, but we may not do so without an employee's consent if it would adversely affect the employee's rights to previously-granted awards.

     Current Stock Information

     The closing price of the Company's common stock on March 4, 1998, was $32.1875 per share on the New York Stock Exchange.

     New Plan Benefits Table

     As of the date of this Proxy Statement, we have made no awards under the 1998 Plan. Because of the flexibility that the 1998 Plan provides, the cost of the 1998 Plan will vary depending on the terms of the individual grants awarded to employees. It is not possible to determine the amount of benefits that any individual employee or group of employees may receive in the future under the 1998 Plan, since all awards will be made by the Committee in its sole discretion. The table below shows information about annual awards to be made to all non-employee directors as a group under the 1998 Plan.

                                                      DOLLAR VALUE($)            NUMBER OF UNITS
                                                      ---------------            ---------------
All directors who are not executive
  officers, as a group*....................  Fair market value at date of grant      30,000

---------------

*Includes 10 non-employee directors in 1998, after the retirement of Mr. Thomas.

     Federal Income Tax Consequences-1998 Plan

     Stock Options

     There is no immediate federal income tax effect on the grant of a stock option; the option holder does not recognize taxable income, and the Company does not receive a tax deduction. When an incentive stock option is exercised, the option holder generally does not recognize taxable income (unless required by the alternative minimum tax), and the Company does not receive a tax deduction. When non-qualified stock options are exercised, the holder will recognize taxable income in an amount equal to the difference between the exercise price and the fair market value on the date of exercise. The Company will receive a tax deduction in the same amount.

     If, after exercising an incentive stock option, the employee holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as capital gain or loss. If the shares are not held for these periods, the option will be treated as a nonqualified option, and the Company will receive a tax deduction for the amount of the employee's gain, now treated as taxable compensation for services. When the stock received by exercise of a nonqualified stock option is sold, any gain or loss will be treated as either long- or short-term capital gain or loss, depending on how long the stock has been held. Certain additional rules apply if the exercise price for any option is paid in shares previously owned by the option holder.

     Restricted Stock and Other Stock Awards

     An employee who is granted an award of restricted stock or other stock does not recognize taxable income at the time of the grant if the shares are subject to a substantial risk of forfeiture and are not transferable. The employee recognizes income only when there is no longer a risk of forfeiture or the shares become transferable, in an amount equal to the fair market value of the stock at the date when the risk ends or the shares become transferable. The Company is then entitled to a tax deduction in the same amount. If the stock is later sold, the difference between the amount received from the sale and the amount recognized as income will be treated as either long- or short-term capital gain or loss, depending on how long the stock has been held.

     Approval of the 1998 Plan

     Approval of the 1998 Plan requires the affirmative vote of the holders of a majority of shares present in person or by proxy.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL TWO.

PROPOSAL 3 -- RATIFICATION OF INDEPENDENT AUDITORS

     Based on the Audit Committee's recommendation, the Board has selected Ernst & Young LLP as the Company's independent auditors for 1998. We are asking you to ratify the Board's selection. Ernst & Young has audited the Company's books for many years and is very familiar with the Company's business. Partners and employees of the firm engaged in audits are periodically rotated, providing us with new expertise. Representatives of Ernst & Young have direct access to the Audit Committee and regularly attend its meetings. During 1997 Ernst & Young's services included auditing the Company's consolidated statements, consulting in connection with unaudited quarterly financial information, and advising us on various accounting, tax, and regulatory matters. Representatives of Ernst & Young will be present at the meeting with the opportunity to make a statement and answer appropriate questions.

     Ratification requires the affirmative vote of a majority of the shares present in person or by proxy. The Board will reconsider its selection of Ernst & Young if the stockholders vote against ratification.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL THREE.

OTHER INFORMATION

     Stockholder Proposals

     Stockholders who want to have a proposal included in next year's Proxy Statement for the 1999 Annual Meeting must send the proposal to the Company's Clerk at our executive offices in Boston so that the Clerk receives the proposal no later than November 25, 1998. To be eligible to submit a proposal, a stockholder must have been a registered or beneficial owner of either at least one percent of the Company's outstanding stock or stock with a market value of $1,000 for at least one year before submitting the proposal, and must continue to own stock at this level through the meeting date.

     Stockholders who want to present business for action at the meeting, other than proposals included in the Proxy Statement, must follow the procedures described in the Company's By-laws. The By-laws provide that stockholder proposals or nominations for director may be made only by a stockholder of record who has given the Company advance notice of the proposed business or nomination. For the 1999 Annual Meeting, we must receive the stockholder's notice between December 30, 1998, and February 13, 1999. If there is a special meeting, or if the Annual Meeting is called for a date prior to February 13, 1999, we must receive the stockholder's notice not later than the close of business 20 days after the day we mailed the notice of the meeting or publicly announced the meeting date. The stockholder's notice must contain specific background and stock ownership information about the stockholder making the proposal or nomination, and, if a director nominee is proposed, background and stock ownership information about each nominee. Please see the By-laws for additional details.

     Expenses of Soliciting Proxies

     The Company will pay all costs of soliciting these proxies. In addition to mailing proxy soliciting material, our officers and employees may also solicit proxies in person, by telephone, or by other electronic means of communication. We will ask banks, brokers, and other institutions, nominees, and fiduciaries to forward the proxy material to their principals and to obtain authority to execute the proxies. We will then reimburse them for expenses. We have also retained Hill and Knowlton, Inc. to assist us in soliciting proxies, and have agreed to pay them a fee of approximately $6,000 plus out-of-pocket expenses.

                                   APPENDIX A

                            HOUGHTON MIFFLIN COMPANY
                          1998 STOCK COMPENSATION PLAN

     The primary purpose of this Plan is to attract, retain, and motivate the employees of Houghton Mifflin Company (the "Company") and of any subsidiary corporation of which more than 50% of the outstanding voting stock is owned by the Company (a "Subsidiary") who will most assist the Company or its Subsidiaries in achieving the Company's long-term goals and objectives, and to provide an opportunity for these employees to acquire an interest in the Company through the granting of options or restricted or bonus stock or other performance awards, as herein provided. Additionally, the Plan is intended to provide an incentive to non-employee members of the Board of Directors of the Company ("director-participants") to increase their efforts for the success of the Company by increasing their proprietary interest in the Company, through the receipt of shares of the Company's common stock and options to purchase shares of the Company's Common Stock. To achieve those purposes, the Plan amends and restates the 1995 Stock Compensation Plan (the "1995 Plan").

1.  SHARES OF STOCK SUBJECT TO THE PLAN

     The stock that may be issued under the Plan shall not exceed, in the aggregate, the sum of 1,800,000 shares of the Company's common stock ("Company Stock"), which may be either authorized but unissued shares or treasury shares, plus any shares of Company stock that were authorized but unused under either the 1995 Plan or the 1992 Stock Compensation Plan (the "1992 Plan"), including, without limitation, shares represented by awards which are forfeited, expire, or are canceled without delivery of shares of Company Stock or which result in the forfeiture of shares of Company Stock back to the Company.

     In determining the number of shares of Company Stock available for grant under the Plan, (i) any shares of Company Stock granted or reserved for issue under the Plan that are forfeited because of the failure to meet an award contingency or condition, or shares reserved for issue on exercise of options under the Plan which have expired or been terminated shall again be available for use pursuant to new awards under the Plan; (ii) to the extent that shares of Company Stock covered by an award are not delivered to a participant because the award is forfeited or canceled, or the shares are not delivered because the award is settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares available for delivery under the Plan; (iii) if the exercise price of any stock option granted under the Plan, the 1995 Plan, or the 1992 Plan is paid by tendering shares of Company Stock to the Company or by withholding pursuant to an election under Section 8 of the Plan or Section 7 of the 1995 Plan, only the number of shares of Company Stock issued net of the shares tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Plan; and (iv) shares of Company Stock delivered under the Plan in settlement, assumption, or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another entity shall not reduce the maximum number of shares of Company Stock available for delivery under the Plan to the extent that such settlement, assumption, or substitution is a result of the Company or a Subsidiary acquiring another entity (or an interest in another entity).

     The stock that may be issued under the Plan to any one individual between the Plan's Effective Date (as defined in Section 12 hereof) and its termination shall not exceed, in the aggregate,

500,000 shares of Company Stock. The number of shares subject to the Plan and the number of shares which can be issued to any one individual thereunder shall, however, be subject to adjustment as provided in Section 10 hereof.

     On and after the Effective Date of the Plan, no further grants of options or restricted stock shall be made under the 1995 Plan. Options and other awards granted under either the 1995 Plan or the 1992 Plan which are outstanding on and after the Effective Date shall be subject to and governed by the terms and conditions of the Plan. The actual provisions of any such outstanding option agreement or other award agreement, however, shall not be altered unless an amendment thereto is approved by the Committee (as defined in Section 2 below) and (if the affected participant's approval is required by the 1995 Plan, the 1992 Plan, the Plan, the appropriate agreement, or applicable law) approved by the affected participant.

2.  ELIGIBILITY AND ADMINISTRATION

     Except with respect to director-participants, awards will be granted only to persons who are employees of the Company or a Subsidiary whose efforts are important to the continued success and growth of the Company and, in the case of incentive stock options, who are eligible to receive an incentive stock option under the Internal Revenue Code of 1986, as amended from time to time (the "Code"). The Board of Directors of the Company (the "Board") shall appoint a committee to administer the Plan (the "Committee"). The Committee shall consist of two or more directors of the Company, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 162(m) of the Code. The Committee, acting by a majority of its members, shall determine the participants in the Plan to whom grants will be made, the number of shares subject to each grant, and the terms of the grant, consistent with the provisions of this Plan.

3.  GRANTS TO EMPLOYEES

     The Committee may make grants to employees under this Plan in the form of Stock Options (either Incentive Stock Options ("ISOs") or Non-Qualified Options ("NQOs")), Restricted Stock, Bonus Stock, or Performance Awards, each as defined below. Unless prohibited by law or regulation, the Committee may make grants under this Plan (except ISO grants) "in tandem" (i.e., the participant may be given the right to select the form in which the grant is exercised) or in combination with other grants. The Committee may also make cash awards (i) in connection with, or as part or all of, a Performance Award or (ii) pursuant to
Section 9 hereof with respect to any Bonus Stock or Restricted Stock.

     -  Incentive Stock Options

        ISOs are a right to buy shares of Company Stock in the future at the market price at the time of grant, subject to the requirements of
        Section 422 of the Code. A stock option intended to be an ISO shall be designated as an ISO in its grant. The aggregate fair market value (determined at the time the ISO is granted) of the Company Stock with respect to which ISOs are exercisable for the first time by an optionholder during any calendar year (under all plans of the Company and any Subsidiary) shall not exceed $100,000. The aggregate number of shares of Common Stock which may be issued under ISOs granted under this Plan shall not exceed 500,000, as adjusted pursuant to Section 10 hereof.

     -  Non-Qualified Options

        NQOs are stock options (i) which do not meet the ISO restrictions, either in the grant itself or as the participant treats the grant, or
        (ii) the terms of which provide that the options will not be treated as ISOs. NQOs do not receive the special tax consequences given ISOs by the Code.

     -  Restricted Stock

        Restricted Stock is a grant of Company Stock to an individual subject to forfeiture during the restriction period if specific requirements (including continued employment or performance goals) described in the grant documents are not met for the restriction period.

     -  Bonus Stock

        Bonus Stock is a grant of Company Stock to an individual which is made free of any restrictions. Bonus Stock may be granted as a bonus or instead of cash under other compensatory arrangements of the Company or a Subsidiary.

     -  Performance Awards

        Performance Awards are awards granted, subject to applicable law, with value, payment, or other terms contingent upon performance of the Company or specified Subsidiaries or any other factors designated by the Committee. Performance Awards, in whole or in part, may be (i) denominated or payable in cash, (ii) denominated or payable in, valued by reference to, or otherwise based on, or related to Company Stock, or
        (iii) denominated or payable in, valued by reference to, or otherwise based on, or related to, either Company Stock or cash, to be determined in the discretion of the Committee.

4.  GRANTS TO DIRECTOR-PARTICIPANTS

     Each individual who has served as a non-employee member of the Board during any calendar year shall be a director-participant in the Plan with respect to such year. With respect to each calendar year each director-participant shall be granted, as compensation, (x) 1,000 shares of Company Stock, and (y) options to purchase 2,000 shares of Company Stock, in each case as of the day before the regularly scheduled meeting of the Board in the month of January following the close of such calendar year; provided, however, that the number of shares or options so granted shall be prorated in the case of any director-participant whose service on the Board began during such year or who retired or resigned from the Board during such year. The proration shall be based on the portion of such year the director-participant served as a non-employee member of the Board.

     For each calendar year beginning with 1999, a director-participant may elect to receive a whole number of shares of Company Stock equal in value to all or any part of his or her annual retainer fee earned for services as a director during such calendar year in place of payment in cash. A director-participant's election must be made in writing delivered to the Committee before the beginning of the calendar year in which the retainer fee is earned, and becomes irrevocable on the last day prior to the beginning of that calendar year. Any election shall continue and apply to subsequent calendar years until terminated or modified by written notice delivered to the Committee. A notice of termination or modification will be effective as of the end of the calendar year in which the notice is delivered, and shall apply to retainer fees payable in subsequent years. Any shares to be delivered pursuant to such an election shall be delivered quarterly, and shall be valued at the closing price per share of Company Stock as reported by the New York Stock Exchange on the last business day of each calendar quarter. The value of fractional shares shall be paid in cash.

5.  GRANTS

     Grants may be made under this Plan to participants (including grants to director-participants which are in addition to grants made to such director-participant pursuant to Section 4 hereof) by the Committee at any scheduled or unscheduled meeting. In making a grant to a participant under this Plan, the Committee will specify (either at the time of grant or thereafter) the terms and conditions of the grant, all of which shall be subject to the terms and conditions of this Plan (including Section 13 hereof). Unless the Committee specifies otherwise or applicable law requires otherwise, with respect to any grant to an individual of Restricted Stock or Bonus Stock or of Company Stock in connection with a Performance Award, past services of that individual equal to the aggregate par value of Company Stock subject to such grant shall constitute the only consideration paid upon the issuance of such stock. If at any time, consideration other than past services is required by applicable law with respect to a grant, such consideration shall be paid within the sixty days immediately following such grant.

6.  PERIOD OF OPTION AND PAYMENT OF EXERCISE PRICE

     Each stock option grant shall be exercisable at such time or times as the Committee shall from time to time determine, but in no event after the expiration of ten years from the date of grant. Except as otherwise provided in this Section 6, the delivery of certificates representing shares under any stock option grant will be contingent upon receipt by the Company from the optionholder (or a purchaser acting in his or her stead, in accordance with the provisions of the grant) of the full purchase price for such shares in the form of cash and/or shares of Company Stock either previously owned by the optionholder (provided that such shares have been held for at least six months) or withheld by the Company pursuant to an election by the optionholder under
Section 8 below, the total value of which is equal to the total purchase price of the optioned shares then being purchased and the fulfillment of any other requirements contained in the option or applicable provisions of law. The purchase price also may be paid in such other form of consideration as the Committee may authorize. The Company may permit a participant to elect to pay the exercise price by authorizing a third party to sell shares of Company Stock (or a sufficient portion of the shares) being acquired upon exercise of an option and to remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. No optionholder or person entitled to exercise the stock option grant shall be deemed to be a holder of any shares subject to the grant for any purpose until such shares are issued to him or her under the terms of the grant and the Plan.

7.  TRANSFERABILITY OF OPTIONS

     The Committee, in its discretion, may grant transferable options or amend outstanding options to make them transferable (collectively, "Transferable Options"). The option agreement with respect to a Transferable Option shall provide that (i) the optionholder can transfer the Transferable Option to (x) members of his or her immediate family (i.e., children, grandchildren, or spouse), (y) trusts for the benefit of such family members, and (z) partnerships whose only partners are such family members; (ii) no consideration can be paid for the transfer of the Transferable Option; and (iii) the transferee of a Transferable Option is subject to all conditions applicable to the Transferable Option prior to its transfer.

     The option agreement with respect to any option granted hereunder shall state the transferability restrictions for such option determined by the Committee.

     The rights and obligations of the Company under the Plan and any grant may be assigned by the Company to a successor to the whole or any part of its business if the successor assumes in writing all of such rights and obligations.

8.  WITHHOLDING

     The Company may defer making payment or delivery of any shares of Company Stock to a participant under the Plan until satisfactory arrangements have been made for the payment of any federal, state, or local income taxes required to be withheld with respect to such payment or delivery. Each participant may elect to have the Company withhold shares of Company Stock having an aggregate value equal to the amount required to be withheld. If no such election is in effect, the Company shall nevertheless have the right to impose a mandatory withholding of such shares. In addition, at the election of a participant, upon exercise of an option, the Company may withhold shares of Company Stock equal to all or a portion of the purchase price of the shares then being purchased. The value of fractional shares remaining after payment of the withholding taxes or the exercise price shall be paid to such participant in cash. Shares so withheld shall be valued at fair market value at the close of the regular business day on which the option is exercised.

9.  CASH AWARDS

     If the payment or delivery of (or lapsing of restrictions with respect to) any Company Stock awarded to a participant under this Plan, the 1995 Plan or the 1992 Plan shall be subject to the imposition of any federal, state, or local income tax, the Committee, in its discretion, either at the time the award is granted or thereafter, may also grant the participant a cash award.

10.  EQUITABLE ADJUSTMENTS

     In the event that any dividend or other distribution (whether in the form of cash, Company Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Company Stock in such a way that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of stock of the Company (or other securities) which may thereafter be issued in connection with grants under the Plan, (ii) the number and kind of shares of stock of the Company (or other securities) issued or issuable in respect of outstanding grants, and (iii) the exercise price, grant price, or purchase price relating to any grant.

11.  CHANGE IN CONTROL

     Immediately prior to a change in control of the Company, unless otherwise specified in any granting documents, all outstanding options granted under the Plan will become immediately exercisable, all restrictions on restricted shares will lapse, and all performance-based awards will be paid out on a pro rata basis, depending on how much of the performance period has been completed as of the date of such change in control.

     For purposes of this Plan, a "change in control" of the Company shall be deemed to have occurred if any of the following occurs:

     (a) any "Person" (as defined in this Section 11) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities;

     (b) during any period of no more than two consecutive years beginning after the date of any award made under this Plan, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company) whose election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or whose nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;

     (c) there occurs a merger or consolidation of the Company or a subsidiary thereof with or into any other entity, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), more than 75% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires 25% or more of the combined voting power of the Company's then outstanding securities; or

     (d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     For purposes of this Plan, "Person" has the meaning given such term in
Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act, but excludes (a) the Company or any of its subsidiaries, (b) any trustee or other fiduciary holding securities under an employee benefit plan of the Company (or of any subsidiary of the Company), (c) any corporation owned, directly or indirectly by the stockholders of the Company and (d) an underwriter temporarily holding securities pursuant to an offering of such securities.

12.  EFFECTIVE DATE AND STOCKHOLDER APPROVAL

     The Effective Date of the Plan shall be the date the Plan is approved by the stockholders of the Company. Until the Effective Date of the Plan, the 1995 Plan shall continue in full force and effect in accordance with its terms.

13.  ADMINISTRATION AND AMENDMENT OF THE PLAN

     The Plan shall be administered by the Committee, as provided in Section 2 hereof, which shall make the grants under the Plan, determine the form of options or other awards to be granted in each case (either at the time of grant or thereafter), and make any other determination under or interpretation of any provisions of the Plan.

     Any of the actions taken by the Committee shall be final and conclusive. Without the consent of the affected participant, however, no amendment or other action with respect to any outstanding award hereunder may impair or adversely affect the rights of the participant holding the award.

     The Board may amend the Plan as it may deem proper and in the best interest of the Company. However, no such action shall adversely affect or impair any options or other awards previously granted under the Plan, the 1995 Plan, or the 1992 Plan without the consent of the grantee.

14.  EXPIRATION AND TERMINATION OF THE PLAN

     Unless earlier terminated by the Board, the Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as to awards granted under the Plan prior to its termination as long as any such awards are outstanding. Grants may be made under the Plan at any time, or from time to time, prior to the termination of the Plan. The Plan may be abandoned or terminated at any time by the Board, except with respect to any awards then outstanding.

                                                                       953-PS-98

                                        DETACH HERE

                                           PROXY

                                  HOUGHTON MIFFLIN COMPANY

                    PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS



     The undersigned hereby appoints Nader F. Darehshori and Gail Deegan, and each of them, Proxies with power of substitution to vote for and on behalf of the undersigned at the Annual Meeting of Stockholders of Houghton Mifflin Company to be held at the Dorothy Quincy Suite, John Hancock Hall, 180 Berkeley Street, Boston, Massachusetts, on Wednesday, April 29, 1998, at 10:00 a.m. and at any adjournment thereof, hereby granting full power and authority to act on behalf of the undersigned at said meeting or any adjournment thereof.

     The undersigned hereby revokes any Proxy previously given, and acknowledges receipt of notice of said meeting, the related Proxy Statement, and a copy of the 1997 Annual Report.

             (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

           UNLESS OTHERWISE INSTRUCTED THIS PROXY WILL BE VOTED      SEE REVERSE
          IN FAVOR OF THE PROPOSALS SET FORTH ON THE REVERSE SIDE.       SIDE

To our stockholders:

This proxy card consolidates all your registered shares, whether those shares were accumulated through purchase, through the Houghton Mifflin Company 401(k) Plan (formerly known as the Retirement Savings Plan or the Employee Savings and Thrift Plan), or through the Employee Stock Ownership Plan (ESOP) which was in effect during the years 1981 through 1983 under the 401(k) Plan. Shares which you have purchased through a broker and are held in street name are not included in this proxy; your broker will solicit your vote on those shares directly.

It is important that your shares be represented whether or not you attend the Company's Annual Meeting on April 29, 1998. Therefore, we urge you to register your vote now by completing, signing, and returning the enclosed proxy card promptly.

The following legend describes the codes used below to identify the source of your shares. If you have any questions concerning the codes or the share ownership shown below, please contact the transfer agent, Boston EquiServe, at
(800) 730-4001.


CODE          DESCRIPTION
----          -----------

COM           Common Stock
HM1           401(k) Plan stock; employee's contribution
HM2           401(k) Plan stock; employer's contribution
HM3           401(k) Plan stock; acquired through ESOP






                                        DETACH HERE



[x]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

                                                                                                         FOR    AGAINST    ABSTAIN
1. Election of Class III Directors for a three-year term.         2. Approve  the Houghton Mifflin
                                                                     Company 1998 Stock                  [    ]   [    ]     [    ]
   Nominees:  Mary H. Lindsay, John F. Magee, Claudine B.            Compensation Plan.
              Malone, Ralph Z. Sorenson, Robert J. Tarr, Jr.
                  FOR           WITHHELD                          3. Ratify Ernst & Young LLP as inde-   [    ]   [    ]     [    ]
                [    ]           [    ]                              pendent auditors for 1998.

[    ]______________________________________                      4. Transact such other business as     [    ]   [    ]     [    ]
      For all nominees except as noted above                         may properly come before the
                                                                     Meeting.


                                                                  MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT              [    ]


                                                                  MARK HERE IF YOU PLAN TO ATTEND THE MEETING                [    ]


                                                                  PLEASE SIGN IN THE SAME FORM AS NAME APPEARS
                                                                  HEREON.  FIDUCIARIES AND CORPORATE OFFICERS
                                                                  SHOULD INDICATE THEIR TITLES.
